Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2022 RESULTS

Company Release: April 27, 2022

First Quarter 2022 Highlights:

•	Total assets increased $198.2 million, or 7.5%, to $2.83 billion for the quarter ended March 31, 2022, compared to $2.64 billion at December 31, 2021.
•	Non-PPP loan growth of $283.8 million, or 17.3%, for the three months ended March 31, 2022, compared to the three months ended December 31, 2021.
o	CCBX loans increased $168.7 million, or 48.7%,
o	Community bank loans increased $115.1 million, or 8.9%, excluding PPP loan forgiveness/repayments
o	PPP loans decreased $64.3 million, or 57.5%
•	Deposit growth of $212.7 million, or 9.0%, to $2.58 billion for the three months ended March 31, 2022, compared to $2.36 billion at December 31, 2021.
o	CCBX deposit growth of $183.2 million, or 25.6%
▪	Additional $276.4 million in CCBX deposits transferred off balance sheet
o	Community bank deposit growth of $29.5 million, or 1.8%
•	Total revenue increased $12.3 million, or 31.7% for the three months ended March 31, 2022, compared to December 31, 2021.
o

Total revenue excluding BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses* increased $4.9 million, or 17.3%, for the three months ended March 31, 2022, compared to December 31, 2021.

•

Net income of $6.2 million, or $0.46 per diluted common share, for the three months ended March 31, 2022, compared to $7.3 million, or $0.57 per diluted common share for the three months ended December 31, 2021.

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended March 31, 2022.  Net income for the first quarter of 2022 was $6.2 million, or $0.46 per diluted common share, compared with net income of $7.3 million, or $0.57 per diluted common share, for the fourth quarter of 2021, and $6.0 million, or $0.49 per diluted common share, for the quarter ended March 31, 2021.

Total assets increased $198.2 million, or 7.5%, during the first quarter of 2022 to $2.83 billion, compared to $2.64 billion at December 31, 2021. Deposit growth was strong, increasing $212.7 million, or 9.0%, during the three months ended March 31, 2022.  Non-PPP loan growth of $283.8 million, or 17.3%, for the three months ended March 31, 2022.  Even with PPP loans decreasing $64.3 million, or 57.5% as a result of PPP loan forgiveness and repayments, total loans receivable increased $221.5 million during the three months ended March 31, 2022.

“Our CCBX segment, which provides Banking as a Service (“BaaS”), continues to grow, providing additional fee and interest income, and expenses.  We are pleased with how this segment of the Company compliments the community bank services that our Bank was built upon.  Through our CCBX segment we are able to extend our reach and provide banking products and services, through our CCBX partners, to a broader spectrum of consumers as well as small businesses.  Working with our partners we are able to develop unique offerings for specific under-served or under-banked populations that would be difficult to achieve for a bank our size without these partnerships.  We are very pleased with the deposit growth in CCBX during the quarter ended March 31, 2022, which increased $183.2 million, or 25.6%, to $899.5 million of as of March 31, 2022, not including an additional $276.4 million in CCBX deposits that are transferred off the balance sheet as of March 31, 2022.  CCBX loans also increased during the first quarter of 2022, to $515.3 million as of March 31, 2022, compared to $346.6 million as of December 31, 2021, an increase of $168.7 million, or 48.7%.   Our community bank segment continues to be a source of strength for the Company as well, with $115.1 million in loan growth, excluding PPP loan forgiveness/repayments, and $29.5 million in deposit growth during the first quarter of 2022”, stated Eric Sprink, the President and CEO of the Company and the Bank.

Results of Operations

The Company has two segments, both of which are included in the Bank: CCBX and the community bank.  The CCBX segment includes our BaaS activities and the community bank segment includes all other banking activities.  Net interest income was $29.3 million for the quarter ended March 31, 2022, an increase of $4.6 million, or 18.5%, from $24.7 million for the quarter ended December 31, 2021, and an increase of $12.0 million, or 69.0%, from $17.3 million for the quarter ended March 31, 2021.  Yield on loans receivable was 6.80% for the three months ended March 31, 2022, compared to 5.92% for the three months ended December 31, 2021 and 4.51% for the three months ended March 31, 2021.  The increase in net interest income compared to December 31, 2021 and March 31, 2021, was largely related to increased yield on loans resulting from growth in higher yielding loans, primarily in CCBX.  Average loans receivable for the three months ended March 31, 2022 was $ 1.77 billion, compared to $1.68 billion for the three months ended December 31, 2021, and $1.64 billion for the three months ended March 31, 2021.

Interest and fees on loans totaled $29.6 million for the three months ended March 31, 2022 compared to $25.1 million and $18.2 million for the three months ended December 31, 2021 and March 31, 2021, respectively.  Net non-PPP loan growth of $283.8 million, or 17.3%, during the quarter ended March 31, 2022, offset a decrease of $64.3 million in PPP loans that were forgiven or repaid, which resulted in the recognition of  $2.3 million in net deferred fees on PPP loans. Part of our loan growth was in capital call lines, which increased $15.8 million, or 7.8%, during the quarter ended March 31, 2022.  These loans bear a lower rate of interest, but have less credit risk due to the way the loans are structured compared to other commercial loans.  The increase in interest and fees on loans for the quarter ended March 31, 2022, compared to March 31, 2021, was largely due to growth in higher yielding loans, and a decrease in low yielding PPP loans.  As a result of the Federal Open Market Committee (“FOMC”) raising rates in mid-March 2022, interest rates on $473.6 million variable rate loans are affected, the impact of this increase in interest rates will be fully seen in future quarters.

As of March 31, 2022, there were $47.5 million in PPP loans, compared to $111.8 million as of December 31, 2021, and $543.8 million as of March 31, 2021.  In the three months ended March 31, 2022, a total of $64.3 million in PPP loans were forgiven or repaid.  Net deferred fees recognized on PPP loans contributed $2.3 million for the three months ended March 31, 2022, compared to $5.8 million for the three months ended December 31, 2021, and $3.2 million for the three months ended March 31, 2021.

As of March 31, 2022, $1.4 million in net deferred fees on PPP loans remains to be recognized in interest income in future periods along with interest earned on loans.  Net deferred fees on PPP loans are earned over the life of the loan, as a yield adjustment in interest income.  Forgiveness of principal, early paydowns and payoffs on PPP loans will increase interest income earned in those periods from the recognition of PPP deferred fees. PPP loans in rounds 1 and 2 were originated in 2020, and were predominately two year loans, and only $2.9 million of these loans remaining at March 31, 2022.  PPP loans in round 3 were originated in 2021 and are all five-year loans, and $44.6 million of these loans remaining at March 31, 2022.

Interest income from interest earning deposits with other banks was $402,000 at March 31, 2022, an increase of $108,000 and $332,000 due primarily to higher balances compared to December 31, 2021, and March 31, 2021, respectively.  The average balance of interest earning deposits with other banks for the three months ended March 31, 2022 was $843.9 million, compared to $751.8 million and $195.3 million for the three months ended December 31, 2021 and March 31, 2021, respectively.  Additionally, the yield on these interest earning deposits with other banks increased three basis points and four basis points, compared to December 31, 2021 and March 31, 2021, respectively.

Interest expense was $874,000 for the quarter ended March 31, 2022, a $31,000 increase from the quarter ended December 31, 2021 and a $169,000 decrease from the quarter ended March 31, 2021. Interest expense on borrowed funds was $321,000 for the quarter ended March 31, 2022, compared to $327,000 and $383,000 for the quarters ended December 31, 2021 and March 31, 2021, respectively. Interest expense on borrowed funds decreased $6,000 compared to the three months ended December 31, 2021, partly because there were fewer days in this quarter than the previous quarter.  Additionally, we paid off $25.0 million in Federal Home Loan Bank (“FHLB”) borrowings late in the quarter ended March 31, 2022.  The borrowings were no longer needed, and there was no prepayment penalty for early repayment.  The $62,000 decrease in interest expense on borrowed funds from the quarter ended March 31, 2021 is the result of a decrease in average PPPLF borrowings, which were paid off in full as of June 30, 2021, partially offset by an increase in interest expense related to subordinated debt, which increased during the quarter ended September 30, 2021.  Interest expense on interest bearing deposits increased $37,000 for the quarter ended March 31, 2022, compared to December 31, 2021 as a result of the FOMC increasing rates 0.25% in mid-March 2022.  In addition, as a result of the FOMC rate increase, $690.4 million in CCBX deposits that were not earning interest were reclassed to interest bearing deposits from noninterest bearing deposits.  This reclassification occurred mid-March 2022, therefore the impact of this change will not be fully realized until next quarter.  We anticipate additional rate increases in 2022, which will result in higher interest expense on interest bearing deposits.  Interest expense on interest bearing deposits decreased $107,000 compared to March 31, 2021, because of management lowering interest rates in 2021 on interest bearing deposits resulting in lower interest rates on interest bearing deposits compared to March 31, 2021. Cost of deposits was 0.09% for the three months ended March 31, 2022 and December 31, 2021, and improved from 0.17%, a decrease of 47.2%, compared to the three months ended March 31, 2021.

Net interest margin was 4.45% for the three months ended March 31, 2022, compared to 3.95% and 3.76% for the three months ended December 31, 2021 and March 31, 2021, respectively.  The increase in net interest margin compared to the three months ended December 31, 2021 and March 31, 2021, was largely a result of an increase in higher rate loans.  Non-PPP loans increased $283.8 million and $682.3 million, compared to December 31, 2021 and March 31, 2021, respectively.  Also contributing to the increase in net interest margin compared to the three months ended December 31, 2021 and March 31, 2021, was $92.1 million and $648.6 million increase in average interest earning deposits, respectively.  These interest earning deposits earned an average rate of 19 basis points for the quarter ended March 31, 2022.

Cost of funds was 0.14% for the quarter ended March 31, 2022 which is unchanged from the quarter ended December 31, 2021 and decreased 10 basis points from the quarter ended March 31, 2021. The decreased cost of funds compared to March 31, 2021 is largely due to the increase in noninterest bearing low interest bearing CCBX deposits compared to the three months ended March 31, 2021.  Cost of deposits for the quarter ended March 31, 2022 was 0.09%, which was unchanged from the quarter ended December 31, 2021, and a 8 basis point decrease, from 0.17% for the quarter ended March 31, 2021, largely due to an increase in noninterest bearing deposits and a lower interest rate environment. Deposit growth from CCBX in noninterest bearing and low interest bearing accounts contributed to the reduced cost of funds in conjunction with rate reductions on our community bank deposits.  The recent 25 basis point increase in rates by the FOMC did not have a significant impact on the first quarter interest expense, but the impact of that change and the change on loan rates will be seen in future quarters.  Noninterest bearing deposits decreased $517.9 million, or 38.2%, compared to the quarter ended December 31, 2021 due to a reclassification of $690.4 million in CCBX deposits from noninterest bearing to interest bearing, partially offset by an increase of $172.5 million in new deposits during the quarter.  Noninterest bearing deposits increased $69.4 million, or 9.0%, compared to the quarter ended March 31, 2021 due to an increase of $759.8 million in deposits, partially offset by the aforementioned reclassification of $690.4 million in CCBX noninterest bearing deposits to interest bearing deposits.  Market conditions for deposits continued to be competitive during the quarter ended March 31, 2022; however, historically we have been able to keep our cost of deposits down by increasing low interest bearing and noninterest bearing deposits and allowing high cost deposits to run-off when appropriate, replacing them with lower cost core deposits.

During the quarter ended March 31, 2022, total loans receivable increased by $221.5 million, to $1.96 billion, compared to $1.74 billion for the quarter ended December 31, 2021.  Non-PPP loans increased $283.8 million, or 17.3%, for the quarter ended March 31, 2022, compared to the quarter ended December 31, 2021.  PPP loans decreased $64.3 million as a result of forgiveness and repayments and totaled $47.5 million as of March 31, 2022 compared to $111.8 million as of December 31, 2021.   Total loans receivable increased $197.5 million as of March 31, 2022, compared to the quarter ended March 31, 2021.  Non-PPP loans increased $693.8 million, or 56.7%, for the quarter ended March 31, 2022, compared to the quarter ended

March 31, 2021.  PPP loans decreased $496.4 million as a result of forgiveness and repayments, totaling $47.5 million as of March 31, 2022, compared to $543.8 million for the quarter ended March 31, 2021.

Total yield on loans receivable for the quarter ended March 31, 2022 was 6.80%, compared to 5.92% for the quarter ended December 31, 2021, and 4.51% for the quarter ended March 31, 2021. This increase in yield on loans receivable is largely attributed to an increase in higher rate consumer loans from CCBX partners.  During the quarter ended March 31, 2022, CCBX loans outstanding increased $168.7 million, or 48.7%, with an average CCBX gross yield of 12.73% and community bank loans increased $50.8 million, or 3.6%, with an average yield of 5.16%.   CCBX gross does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancement and servicing CCBX loans.  Net BaaS loan income divided by average CCBX loans outstanding was 3.93% and is impacted by the $218.7 million in capital call lines that are priced at prime minus 0.50%.

Yield on loans receivable, excluding earned fees* approximated 6.17% for the quarter ended March 31, 2022, compared to 4.37% for the quarter ended December 31, 2021, and 3.53% for the quarter ended March 31, 2021 and were higher primarily due to the decline in PPP loans which have a 1.0% stated rate. Net deferred fees recognized on loans were $2.7 million (includes $2.3 million on PPP loans), $6.6 million (includes $5.8 million on PPP loans) and $4.0 million (includes $3.2 million on PPP loans) for the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

Return on average assets (“ROA”) was 0.93% for the quarter ended March 31, 2022 compared to 1.14% and 1.28% for the quarters ended December 31, 2021 and March 31, 2021, respectively.  ROA for the quarters ended March 31, 2022 and December 31, 2021, were impacted by increased demand deposits and cash on the balance sheet, which are lower yielding earning assets and produce a lower loan to deposit ratio, combined with increased costs related to the CCBX segment, which increase expenses, compared to the quarter ended March 31, 2021.

The PPP loans originated in the first and second rounds during 2020 and in the third round in 2021 have had a significant impact on our financial statements.  As the remaining $47.5 million in PPP loans continue to paydown they will have less impact on our results in the future.  Any estimated adjusted ratios that exclude the impact of this activity are non-GAAP measures.  For more information about non-GAAP financial measures, please see the end of this earnings release.

The table below summarizes information about total PPP loans originated in 2020 and 2021.

	Total PPP Loan Origination
	Round 1 & 2 2020	Round 3 2021	Total
(Dollars in thousands; unaudited)
Loans Originated	$452,846	$311,012	$763,858
Deferred fees, net	12,933	13,334	$26,267
Outstanding loans and deferred fees as of March 31, 2022
Loans outstanding	$2,927	$44,540	$47,467
Deferred fees, net	7	1,358	$1,365

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

As of March 31, 2022 there was $47.5 million in PPP loans, this includes $2.9 million from round 1 & 2 and $44.6 million from round 3.  The table below summarizes key information about the remaining PPP loans originated in 2020 and 2021 as of the period indicated:

	Outstanding PPP Loans
	Original Loan Size
	As of and for the Three Months Ended March 31, 2022
	$0.00 - $50,000.00	$50,0000.01 - $150,000.00	$150,000.01 - $350,000.00	$350,000.01 - $2,000,000.00	> 2,000,000.01	Totals
(Dollars in thousands; unaudited)
Principal outstanding:
Round 1 & 2	$134	$367	$84	$1,578	$764	$2,927
Round 3	2,133	2,963	13,492	25,952	-	44,540
Total principal outstanding	2,267	3,330	13,576	27,530	764	47,467
Net deferred fees outstanding
Round 1 & 2	$-	$1	$1	$4	$1	$7
Round 3	185	98	493	582	-	1,358
Total net deferred fees outstanding	$185	$99	$494	$586	$1	$1,365
Number of loans:
Round 1 & 2	7	7	3	6	1	24
Round 3	122	31	55	31	-	239
Total loan count	129	38	58	37	1	263
Percent of total	49.0%	14.5%	22.0%	14.1%	0.4%	100.0%

Forgiveness/Payoffs/Paydowns in Three Months Ended March 31, 2022
Dollars	$4,960	$7,880	$18,827	$31,741	$938	$64,346
Deferred fee recognized	394	286	768	811	9	2,268

The following table shows the Company’s key performance ratios for the periods indicated.  The table also includes ratios that were adjusted by removing the impact of the PPP loans as described above.  The adjusted ratios are non-GAAP measures.  For more information about non-GAAP financial measures, see the end of this earnings release.

		Three Months Ended
(unaudited)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Return on average assets (1)	0.93%	1.14%	1.21%	1.36%	1.28%
Return on average equity (1)	12.12%	16.80%	16.77%	18.60%	16.84%
Yield on earnings assets (1)	4.58%	4.09%	3.63%	3.89%	3.99%
Yield on loans receivable (1)	6.80%	5.92%	4.57%	4.44%	4.51%
Yield on loans receivable, excluding PPP loans (1)(2)	6.52%	4.98%	4.53%	4.65%	4.78%
Yield on loans receivable, excluding earned fees (1)(2)	6.17%	4.37%	3.74%	3.46%	3.53%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans, as adjusted (1)(2)	6.41%	4.78%	4.36%	4.42%	4.52%
Cost of funds (1)	0.14%	0.14%	0.16%	0.20%	0.24%
Cost of deposits (1)	0.09%	0.09%	0.10%	0.14%	0.17%
Net interest margin (1)	4.45%	3.95%	3.48%	3.70%	3.76%
Noninterest expense to average assets (1)	4.52%	3.29%	2.91%	2.65%	2.62%
Efficiency ratio	59.34%	54.08%	64.68%	58.69%	60.85%
Loans receivable to deposits	76.24%	73.73%	76.71%	92.03%	105.68%

(1) Annualized calculations shown for quarterly periods presented.
(2) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Noninterest income was $22.0 million for the three months ended March 31, 2022, an increase of $7.8 million from $14.2 million for the three months ended December 31, 2021, and an increase of $19.0 million from $3.0 million for the three months ended March 31, 2021.  The increase in noninterest income over the quarter ended December 31, 2021 was primarily due to an increase of $7.5 million in BaaS fees and a $602,000 increase in loan referral fees.  The $7.5 million increase in BaaS fees included $4.0 million in BaaS fees – credit enhancements related to the allowance for loan losses and reserve for unfunded commitments, $3.4 million in BaaS fees – fraud recovery, and an increase of $102,000 in other BaaS fees (see “Appendix B” for more information on the accounting for BaaS allowance for loan losses, reserve for unfunded commitments, credit enhancements and fraud recovery). The $19.0 million increase in noninterest income over the quarter ended March 31, 2021 was primarily due to a $19.2 million increase in BaaS fees partially offset by a decrease of $130,000 in gain on sale of loans and $139,000 decrease in mortgage broker fees.  The $19.2 million increase in BaaS fees included $13.1 million related to credit enhancements, $4.6 million related to fraud recovery and $1.5 million in other BaaS fees.

Our CCBX segment continues to grow, and now has 28 relationships, at varying stages, as of March 31, 2022.  As of March 31, 2022, we had 20 active CCBX relationships, one relationship in friends and family/testing, five relationships in onboarding/implementation, two signed letters of intent and we believe we have a strong pipeline of potential new CCBX relationships.   We are more selective in our new CCBX relationships and are focused on only selecting the relationships which are well-capitalized, are already established, and have experienced management teams.

The following table summarizes the average yield on loans receivable and cost of deposits for each segment for the periods indicated:

	For the Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
	Yield on	Cost of	Yield on	Cost of	Yield on	Cost of
	Loans	Deposits	Loans	Deposits	Loans	Deposits
Community Bank	5.16%	0.11%	5.89%	0.12%	4.59%	0.18%
CCBX - gross yield (1)	12.73%	0.06%	6.13%	0.02%	2.50%	0.09%

(1) CCBX - gross yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancement and servicing CCBX loans.  To determine net revenue (Net BaaS loan  income) earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans.

	For the Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
(Dollars in thousands)	Interest / Expense	Interest / expense divided by average CCBX loans	Interest / Expense	Interest / expense divided by average CCBX loans	Interest / Expense	Interest / expense divided by average CCBX loans
BaaS loan interest income	$11,992	12.73%	$3,771	6.13%	$412	2.50%
Less: BaaS loan expense	8,290	8.80%	2,368	3.85%	90	0.55%
Net BaaS loan income*	3,702	3.93%	1,403	2.28%	322	1.95%
Average BaaS Loans	382,153		244,038		66,850

The following table illustrates the activity and growth in CCBX relationships for the periods presented and includes the addition of a large, established strategic partner and the removal of a smaller partner during the quarter ended March 31, 2022.

	As of
	March 31, 2022	December 31, 2021	March 31, 2021
Active	20	19	10
Friends and family / testing	1	1	-
Implementation / onboarding	5	5	5
Signed letters of intent	2	3	6
Total CCBX relationships	28	28	21

Total noninterest expense increased to $30.4 million for the three months ended March 31, 2022, compared to $21.1 million for the three months ended December 31, 2021 and $12.4 million for the three months ended March 31, 2021. Increase in noninterest expense for the quarter ended March 31, 2022, as compared to the quarter ended December 31, 2021, was primarily due to a $9.3 million increase in BaaS expense, $5.9 million of which is related to partner loan expense and $3.4 million of which is related to partner fraud expense.  Partner loan expense represents the amount paid or payable to partners for credit enhancement and servicing CCBX loans. Partner fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts, a portion of this expense is realized and a portion is estimated.  Also contributing to the increase in noninterest expense compared to December 31, 2021 is a $544,000 increase in salaries and employee benefits which is related to the hiring in CCBX and additional staff for our ongoing growth initiatives.  In the first quarter of 2022 compared to the fourth quarter of 2021, Federal Deposit Insurance Corporation (“FDIC”) assessments decreased $208,000, legal and professional fees decreased $243,000.  The decrease in legal and professional expenses is related to fluctuating costs associated with CCBX contract reviews as well as the timing of legal and accounting work related to financial reporting.

The increased noninterest expenses for the quarter ended March 31, 2022 compared to the quarter ended March 31, 2021 were largely due to an increase of $12.8 million in BaaS partner expense ($8.2 million of which is related to partner loan expense and $4.6 million of which is related to partner fraud expense), $3.4 million increase in salary and employee benefits related to hiring staff for CCBX and additional staff for our ongoing banking growth initiatives, $647,000 increase in other expenses, which includes $361,000 increase in provision for unfunded commitments, which is related to CCBX loans, $72,000 increase in operational/mobile losses, $64,000 increase in office supply and equipment expenses, and $50,000 increase in FRB and other bank service charges.  Also contributing to the increase is a $568,000 increase in software licenses, maintenance and subscriptions, and a $409,000 increase in FDIC assessments.  The increase in FDIC assessments is largely the result of an increase in deposits combined with other factors that impact the FDIC assessment calculation compared to the quarter ended March 31, 2021.  The increase in software license, maintenance and subscription expenses increased as a result of implementing software that aids in the reporting of CCBX activities and monitoring of transactions that helps to automate and create other efficiencies in reporting.

The provision for income taxes was $1.7 million for the three months ended March 31, 2022, $1.6 million for the three months ended December 31, 2021 and $1.6 million for the first quarter of 2021.  The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 1.0% for calculating the provision for state taxes.

Financial Condition

Total assets increased $198.2 million, or 7.5%, to $2.83 billion at March 31, 2022 compared to $2.64 billion at December 31, 2021.  Interest earning deposits with other banks decreased $149.3 million, primarily a result of using such deposits to purchase $135.0 million in U.S. Treasury securities during the quarter ended March 31, 2022, partially offset by $35.0 million in US Treasury security maturities.  Management decided to invest a portion of excess cash into two-year  Treasury securities which yield 2.15%, compared to 0.38%, on overnight cash at the Federal Reserve.  The Treasury securities will increase income compared to current overnight  rates.  Loans receivable increased $221.5 million even after experiencing $64.3 million in PPP loan forgiveness and paydowns during the quarter ended March 31, 2022.  Total assets increased $804.4 million, or 39.6%, at March 31, 2022, compared to $2.03 billion at March 31, 2021.  Interest earning deposits with other banks including the Federal Reserve increased $461.9 million primarily from increased deposits, loans receivable increased $197.5 million, and investment securities increased $113.3 million compared to March 31, 2021.

Total loans receivable increased $221.5 million to $1.96 billion at March 31, 2022, from $1.74 billion at December 31, 2021, and increased $197.5 million from $1.77 billion at March 31, 2021.  The increase in loans receivable over the quarter ended December 31, 2021 was the result of $283.8 million in non-PPP loan growth partially offset by $64.3 million in PPP loan forgiveness and paydowns.  The $283.8 million increase in non-PPP loans includes CCBX loan growth of $168.7 million, and community bank loan growth of $115.1 million, excluding PPP loan forgiveness/repayments, for the three months ended March 31, 2022.  CCBX gross loans totaled $515.3 million at March 31, 2022 compared to $346.6 million at December 31, 2021 and $103.1 million at March 31, 2021.  Total loans receivable as of March 31, 2022 is net of $6.8 million in net deferred origination fees, $1.4 million of which is attributed to PPP loans.  Along with an increase in loans receivable as of March 31, 2022 compared to December 31, 2021, unused commitments also increased during the same period, with the unused commitments on capital call lines increasing $137.5 million to $553.5 million at March 31, 2022 compared to $416.0 million at December 31, 2021, which should translate into future loan growth as the commitments are utilized.  The increase in loans receivable over the quarter ended March 31, 2021 includes growth of $682.3 million in non-PPP loans, partially offset by a $496.4 million decrease in PPP loans as of March 31, 2022.  Non-PPP loan growth consists of $116.5 million in capital call lines, $95.9 million in commercial real estate loans, $103.5 million in construction, land and land development loans, $132.3 million in residential real estate loans, and $27.9 million in other commercial and industrial loans.  Consumer loans increased $101.5 million over the quarter ended December 31, 2021 and $206.2 million over the quarter ended March 31, 2021, primarily due to growth in CCBX.

The following table summarizes the loan portfolio at the periods indicated.

	As of
	March 31, 2022		December 31, 2021		March 31, 2021
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans:
PPP loans	$47,467	2.4%	$111,813	6.4%	$543,827	30.5%
Capital call lines	218,675	11.1	202,882	11.5	102,195	5.7
All other commercial & industrial loans	128,181	6.5	104,365	6.0	100,252	5.5
Real estate loans:
Construction, land and land development loans	208,108	10.6	183,594	10.5	104,596	5.9
Residential real estate loans	268,716	13.6	204,389	11.7	136,417	7.7
Commercial real estate loans	889,483	45.1	835,587	47.7	793,633	44.5
Consumer and other loans	210,343	10.7	108,871	6.2	4,114	0.2
Gross loans receivable	1,970,973	100.0%	1,751,501	100.0%	1,785,034	100.0%
Net deferred origination fees - PPP loans	(1,365)		(3,633)		(14,279)
Net deferred origination fees - Other loans	(5,399)		(5,133)		(4,032)
Loans receivable	$1,964,209		$1,742,735		$1,766,723
Loan Yield	6.80%		5.92%		4.51%

Please see Appendix A for additional loan portfolio detail regarding industry concentrations.

The following tables detail the Community Bank and CCBX loans which are included in the total loan portfolio table above.

Community Bank	As of
	March 31, 2022		December 31, 2021		March 31, 2021
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
PPP loans	$47,467	3.3%	$111,813	8.0%	$543,827	32.3%
All other commercial & industrial loans	124,160	8.5	104,365	7.4	100,252	6.0
Real estate loans:
Construction, land and land development loans	208,108	14.3	183,594	13.1	104,596	6.2
Residential real estate loans	184,485	12.7	167,502	11.9	136,417	8.1
Commercial real estate loans	889,483	61.1	835,587	59.5	793,633	47.2
Consumer and other loans:
Other consumer and other loans	1,959	0.1	2,034	0.1	3,245	0.2
Gross Community Bank loans receivable	1,455,662	100.0%	1,404,895	100.0%	1,681,970	100.0%
Net deferred origination fees	(6,842)		(8,835)		(18,345)
Loans receivable	$1,448,820		$1,396,060		$1,663,625
Loan Yield	5.16%		5.89%		4.59%

CCBX	As of
	March 31, 2022		December 31, 2021		March 31, 2021
(Dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$218,675	42.5%	$202,882	58.6%	$102,195	99.2%
All other commercial & industrial loans	4,021	0.8	-	0.0	-	0.0
Real estate loans:
Residential real estate loans	84,231	16.3	36,887	10.6	-	0.0
Consumer and other loans:
Credit cards	55,090	10.7	11,429	3.3	-	0.0
Other consumer and other loans	153,294	29.7	95,408	27.5	869	0.8
Gross CCBX loans receivable	515,311	100.0%	346,606	100.0%	103,064	100.0%
Net deferred origination costs	78		69		34
Loans receivable	$515,389		$346,675		$103,098
Loan Yield - CCBX gross (1)	12.73%		6.13%		2.50%
(1) CCBX gross yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancement and servicing CCBX loans.

Total deposits increased $212.7 million, or 9.0%, to $2.58 billion at March 31, 2022 from $2.36 billion at December 31, 2021.  The increase was due primarily to a $211.4 million increase in core deposits, which is primarily the result of growth in CCBX partners and expanding and growing banking relationships with new customers.  Deposits in our CCBX segment increased $183.2 million, from $716.3 million at December 31, 2021, to $899.5 million at March 31, 2022.  The deposits from our CCBX segment are predominately classified as noninterest bearing, or NOW and money market accounts, but a portion of such CCBX deposits may be classified as brokered deposits as a result of the relationship agreement.  During the quarter ended March 31, 2022, noninterest bearing deposits decreased $517.9 million, or 38.2%, to $838.0 million from $1.36 billion at December 31, 2021, as a result of a $690.4 million reclassification of noninterest bearing CCBX deposits to interest bearing. This reclassification is because the current rate exceeds the minimum interest rate set in their respective program agreements, as a result of the recent  0.25% increase in interest rates by the FOMC.  Excluding the reclassification, noninterest deposits increased $172.5 million in the three months ended March 31, 2022, compared to December 31, 2021.  In the first quarter of 2022 compared to the fourth quarter of 2021, NOW and money market accounts increased $726.8 million, due in part to the CCBX reclassification combined with $36.4 million in growth, and savings accounts increased $2.4 million.  BaaS-brokered deposits increased $4.4 million, or 6.2%, while time deposits decreased $3.1 million, or 7.1% in the first quarter of 2022 compared to the fourth quarter of 2021.

Total deposits increased $904.8 million, or 54.1%, to $2.58 billion at March 31, 2022 compared to $1.67 billion at March 31, 2021.  Noninterest bearing deposits increased $69.4 million, or 9.0%, to $838.0 million at March 31, 2022 from $768.7 million at March 31, 2021.  NOW and money market accounts increased $788.3 million, or 108.2%, to $1.52 billion at March 31, 2022, and savings accounts increased $12.4 million, or 13.3%, and BaaS-brokered deposits increased $49.5 million, or 193.6% while time deposits decreased $14.9 million, or 26.9%, in the first quarter of 2022 compared to the first quarter of 2021.  Additionally, as of March 31, 2022 we have access to $276.4 million in CCBX customer deposits that are currently being transferred off the Bank’s balance sheet to other financial institutions on a daily basis.  The Bank could retain these deposits for liquidity and funding purposes if needed.  If a portion of these deposits are retained, they would be classified as brokered deposits, however if the entire available balance is retained, they would be non-brokered deposits.  Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.

The following table summarizes the deposit portfolio at the periods indicated.

	As of
	March 31, 2022		December 31, 2021		March 31, 2021
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$838,044	32.5%	$1,355,908	57.4%	$768,690	46.0%
NOW and money market	1,516,546	58.9	789,709	33.4	728,243	43.6
Savings	106,364	4.1	103,956	4.4	93,917	5.6
Total core deposits	2,460,954	95.5	2,249,573	95.2	1,590,850	95.2
BaaS-brokered deposits	75,145	2.9	70,757	3.0	25,597	1.5
Time deposits less than $250,000	29,200	1.2	31,057	1.3	38,986	2.3
Time deposits $250,000 and over	11,171	0.4	12,400	0.5	16,282	1.0
Total deposits	$2,576,470	100.0%	$2,363,787	100.0%	$1,671,715	100.0%
Cost of deposits	0.09%		0.09%		0.17%

The following tables detail the Community Bank and CCBX deposits which are included in the total deposit portfolio table above.

Community Bank	As of
	March 31, 2022		December 31, 2021		March 31, 2021
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$724,723	43.2%	$719,233	43.7%	$658,997	43.0%
NOW and money market	805,858	48.1	780,884	47.4	725,825	47.4
Savings	106,050	6.3	103,954	6.3	92,561	6.0
Total core deposits	1,636,631	97.6	1,604,071	97.4	1,477,383	96.4
Brokered deposits	2	0.0	1	0.0	1	0.0
Time deposits less than $250,000	29,200	1.7	31,057	1.8	38,986	2.5
Time deposits $250,000 and over	11,171	0.7	12,400	0.8	16,282	1.1
Total Community Bank deposits	$1,677,004	100.0%	$1,647,529	100.0%	$1,532,652	100.0%
Cost of deposits	0.11%		0.12%		0.18%

CCBX	As of
	March 31, 2022		December 31, 2021		March 31, 2021
(Dollars in thousands, unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$113,321	12.6%	$636,675	88.9%	$109,693	78.9%
NOW and money market	710,688	79.0	8,825	1.2	2,418	1.7
Savings	314	0.0	2	0.0	1,356	1.0
Total core deposits	824,323	91.6	645,502	90.1	113,467	81.6
BaaS-brokered deposits	75,143	8.4	70,756	9.9	25,596	18.4
Total CCBX deposits	$899,466	100.0%	$716,258	100.0%	$139,063	100.0%
Cost of deposits	0.06%		0.02%		0.09%

The FHLB allows us to borrow against our line of credit, which is collateralized by certain loans. During the quarter ended March 31, 2022, we repaid a total of $25.0 million in FHLB term advances.  This included a $10.0 million advance that matures in March of 2023 and $15.0 million advance that matures in March 2025.  We have sufficient liquidity for our current loan demand, and with no prepayment penalty for early repayment, management opted to repay these term advances and save the unnecessary interest expense. Although there are no immediate plans to borrow additional funds, FHLB borrowing capacity of $98.3 million was available under this arrangement as of March 31, 2022.

During the quarter ended March 31, 2022, the Company contributed $12.0 million in capital to the Bank.   The Company has a cash balance of $11.2 million as of March 31, 2022.  After deducting cash for general operating purposes, including debt repayment, for two years and for equity fund commitments, the Company could contribute $7.1 million more to the Bank if needed.

Total shareholders’ equity increased $6.7 million since December 31, 2021.  The increase in shareholders’ equity was primarily due to $6.2 million in net earnings for the three months ended March 31, 2022.

Capital Ratios

The Company and the Bank remain well capitalized at March 31, 2022, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines
(unaudited)
Tier 1 leverage capital	8.10%	7.75%	5.00%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans (*)	8.35%	7.99%	N/A
Common Equity Tier 1 risk-based capital	10.33%	9.71%	6.50%
Tier 1 risk-based capital	10.33%	9.88%	8.00%
Total risk-based capital	11.59%	12.30%	10.00%

Asset Quality

The total allowance for loan losses was $38.8 million and 1.97% of loans receivable at March 31, 2022 compared to $28.6 million and 1.64% at December 31, 2021 and $19.6 million and 1.11% at March 31, 2021.  The allowance for loan loss allocated to the CCBX portfolio was $18.1 million and 3.52% of CCBX loans receivable at March 31, 2022, with $20.6 million of allowance for loan loss allocated to the community bank or 1.42% of total community bank loans receivable.  At March 31, 2022, there was $47.5 million in PPP loans, which are 100% guaranteed by the SBA.  Adjusted allowance for loan losses to loans receivable, excluding PPP loans* was 2.02% for the quarter ended March 31, 2022.

The following table details the allocation of the allowance for loan loss as of the period indicated:

	As of
	March 31, 2022
(Dollars in thousands)	Community Bank	CCBX	Total
Loans receivable	$1,448,820	$515,389	$1,964,209
Allowance for loan losses	(20,643)	(18,127)	(38,770)
Allowance for loan losses to total loans receivable	1.42%	3.52%	1.97%

* A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.

Provision for loan losses totaled $12.9 million for the three months ended March 31, 2022, $8.9 million for the three months ended December 31, 2021, and $357,000 for the three months ended March 31, 2021. Net charge-offs totaled $2.8 million for the quarter ended March 31, 2022, compared to $532,000 for the quarter ended December 31, 2021 and $9,000 for the quarter ended March 31, 2021.   Net charge-offs are up due to CCBX partner loans.

The following table details net charge-offs for the core bank and CCBX for the period indicated:

	Three Months Ended
	March 31, 2022
(Dollars in thousands)	Community Bank	CCBX	Total
Gross charge-offs	$4	$2,804	$2,808
Gross recoveries	(4)	-	(4)
Net charge-offs	$-	$2,804	$2,804

The increase in the Company’s provision for loan losses during the quarter ended March 31, 2022, is largely related to the provision for CCBX partner loans.  During the quarter ended March 31, 2022, a $12.6 million provision for loan losses was recorded for CCBX partner loans based on management’s analysis, compared to the $8.5 million provision for loan losses that was recorded for CCBX for the quarter ended December 31, 2021.   The factors used in management’s analysis for community bank loan losses indicated that a provision for loan losses of $344,000 and $398,000 was needed for the quarters ended March 31, 2022 and December 31, 2021, respectively.  The economic environment is continuously changing and has shown some signs of improvement from the ongoing vaccination of its population and increased re-opening of economic activities, tempered by increased inflation, global unrest, the war in Ukraine and a rise in new COVID-19 variants that have resulted in some economic uncertainty.  The Company is not required to implement the provisions of the Current Expected Credit Loss accounting standard until January 1, 2023 and continues to account for the allowance for credit losses under the incurred loss model.

The following table details the provision expense for the community bank and CCBX for the period indicated:

Three Months Ended
(Dollars in thousands)	March 31, 2022
Community bank	$344
CCBX	12,598
Total provision expense	$12,942

At March 31, 2022, our nonperforming assets were $2.3 million, or 0.08% of total assets, compared to $1.7 million, or 0.07%, of total assets, at December 31, 2021, and $661,000, or 0.03% of total assets, at March 31, 2021.  These ratios are impacted by the increase in CCBX loans over 90 days delinquent that are covered by CCBX partner credit enhancements. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses. Under the agreement, the CCBX partner will reimburse the Bank for its loss/charge-off on these loans.  Nonperforming assets increased $617,000 during the quarter ended March 31, 2022, compared to the quarter ended December 31, 2021, due to the addition of $655,000 in CCBX loans that are past due 90 days or more and still accruing combined with $37,000 less in community bank nonaccrual loans.  There were no repossessed assets or other real estate owned at March 31, 2022.  Our nonperforming loans to loans receivable ratio was 0.12% at March 31, 2022, compared to 0.10% at December 31, 2021, and 0.04% at March 31, 2021.

For the quarter ended March 31, 2022, we have not seen a significant change in our credit quality metrics, as demonstrated by the low level of community bank charge-offs and nonperforming loans.  The long-term economic impact of the COVID-19 pandemic, political gridlock, global unrest, the war in Ukraine and trade issues remains unknown; however, the Company remains diligent in its efforts to communicate and proactively work with borrowers to help mitigate potential credit deterioration.  For the quarter ended March 31, 2022, $2.8 million in net charge-offs were recorded on CCBX loans.  These loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for loan losses.   Agreements with our CCBX loan partners provide for a credit enhancement against losses.

The following table details the Company’s nonperforming assets for the periods indicated.

		As of
	March 31,	December 31,	March 31,
(Dollars in thousands, unaudited)	2022	2021	2021

Nonaccrual loans:
Commercial and industrial loans	$130	$166	$488
Real estate:
Residential real estate	54	55	173
Total nonaccrual loans	184	221	661

Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	2,161	1,506	-
Total nonperforming loans	2,345	1,727	661
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$2,345	$1,727	$661
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.12%	0.10%	0.04%
Total nonperforming assets to total assets	0.08%	0.07%	0.03%

The following tables detail the Community Bank and CCBX nonperforming assets which are included in the total nonperforming assets table above.

Community Bank	As of
	March 31,	December 31,	March 31,
(Dollars in thousands, unaudited)	2022	2021	2021

Nonaccrual loans:
Commercial and industrial loans	$130	$166	$488
Real estate:			-
Residential real estate	54	55	173
Total nonaccrual loans	184	221	661
			-
Accruing loans past due 90 days or more:	-	-	-
Total accruing loans past due 90 days or more	-	-	-
Total nonperforming loans	184	221	661
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$184	$221	$661

CCBX	As of
	March 31,	December 31,	March 31,
(Dollars in thousands, unaudited)	2022	2021	2021

Nonaccrual loans:	$-	$-	$-

Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	2,161	1,506	-
Total nonperforming loans	2,161	1,506	-
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$2,161	$1,506	$-

About Coastal Financial

Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $2.83 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers and digital financial service providers through its CCBX segment.  To learn more about the Company visit www.coastalbank.com.

Contact

Eric Sprink, President & Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	March 31,	December 31,	March 31,
	2022	2021	2021
Cash and due from banks	$32,705	$14,496	$16,842
Interest earning deposits with other banks	649,404	798,665	187,472
Investment securities, available for sale, at fair value	134,891	35,327	20,378
Investment securities, held to maturity, at amortized cost	1,286	1,296	2,515
Other investments	9,931	8,478	6,829
Loans receivable	1,964,209	1,742,735	1,766,723
Allowance for loan losses	(38,770)	(28,632)	(19,610)
Total loans receivable, net	1,925,439	1,714,103	1,747,113
Premises and equipment, net	18,135	17,219	17,194
Operating lease right-of-use assets	5,836	6,105	6,900
Accrued interest receivable	8,824	8,105	8,597
Bank-owned life insurance, net	12,342	12,254	7,133
Deferred tax asset, net	6,892	6,818	3,802
Other assets	28,065	12,651	4,584
Total assets	$2,833,750	$2,635,517	$2,029,359

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$2,576,470	$2,363,787	$1,671,715
Federal Home Loan Bank advances	-	24,999	24,999
Paycheck Protection Program Liquidity Facility	-	-	158,519
Subordinated debt, net	24,306	24,288	9,996
Junior subordinated debentures, net	3,587	3,586	3,585
Deferred compensation	712	744	833
Accrued interest payable	149	357	538
Operating lease liabilities	6,054	6,320	7,105
Other liabilities	14,552	10,214	5,330
Total liabilities	2,625,830	2,434,295	1,882,620

SHAREHOLDERS’ EQUITY
Common stock	122,592	121,845	88,329
Retained earnings	85,603	79,373	58,386
Accumulated other comprehensive (loss) income, net of tax	(275)	4	24
Total shareholders’ equity	207,920	201,222	146,739
Total liabilities and shareholders’ equity	$2,833,750	$2,635,517	$2,029,359

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$29,632	$25,134	$18,230
Interest on interest earning deposits with other banks	402	294	70
Interest on investment securities	71	3	28
Dividends on other investments	37	115	30
Total interest and dividend income	30,142	25,546	18,358
INTEREST EXPENSE
Interest on deposits	553	516	660
Interest on borrowed funds	321	327	383
Total interest expense	874	843	1,043
Net interest income	29,268	24,703	17,315
PROVISION FOR LOAN LOSSES	12,942	8,942	357
Net interest income after provision for loan losses	16,326	15,761	16,958
NONINTEREST INCOME
BaaS fees	20,112	12,649	948
Unrealized holding (loss) gain on equity securities, net	-	(3)	-
Deposit service charges and fees	884	930	863
Loan referral fees	602	-	597
Gain on sales of loans, net	-	29	130
Mortgage broker fees	123	218	262
Other income	265	397	184
Total noninterest income	21,986	14,220	2,984
NONINTEREST EXPENSE
Salaries and employee benefits	11,085	10,541	7,686
Occupancy	1,136	1,043	1,058
Software licenses, maintenance and subscriptions	1,052	983	484
Legal and professional fees	708	951	760
Data processing	809	767	697
BaaS expense	12,861	3,577	90
Excise taxes	349	435	359
Federal Deposit Insurance Corporation assessments	604	812	195
Director and staff expenses	344	393	220
Marketing	99	107	82
Other expense	1,368	1,441	721
Total noninterest expense	30,415	21,050	12,352
Income before provision for income taxes	7,897	8,931	7,590
PROVISION FOR INCOME TAXES	1,667	1,641	1,572
NET INCOME	$6,230	$7,290	$6,018

Basic earnings per common share	$0.48	$0.60	$0.50
Diluted earnings per common share	$0.46	$0.57	$0.49
Weighted average number of common shares outstanding:
Basic	12,898,746	12,144,452	11,960,772
Diluted	13,475,337	12,701,464	12,393,493

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	March 31, 2022			December 31, 2021			March 31, 2021
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$843,931	$402	0.19%	$751,805	$294	0.16%	$195,308	$70	0.15%
Investment securities (1)	45,762	71	0.63	37,024	3	0.03	24,185	28	0.47
Other investments	9,227	37	1.63	8,411	115	5.42	6,080	30	2.00
Loans receivable (2)	1,768,283	29,632	6.80	1,683,310	25,134	5.92	1,640,108	18,230	4.51
Total interest earning assets	2,667,203	30,142	4.58	2,480,550	25,546	4.09	1,865,681	18,358	3.99
Noninterest earning assets:
Allowance for loan losses	(30,668)			(20,242)			(19,391)
Other noninterest earning assets	92,401			76,343			65,912
Total assets	$2,728,936			$2,536,651			$1,912,202

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$1,131,984	$553	0.20%	$962,128	$516	0.21%	$856,111	$660	0.31%
Subordinated debt, net	24,295	230	3.84	24,276	234	3.82	9,994	145	5.88
Junior subordinated debentures, net	3,586	22	2.49	3,586	21	2.32	3,585	21	2.38
PPPLF borrowings	-	-	0.00	-	-	0.00	170,376	147	0.35
FHLB advances and other borrowings	24,443	69	1.14	25,000	72	1.14	24,999	70	1.14
Total interest bearing liabilities	1,184,308	874	0.30	1,014,990	843	0.33	1,065,065	1,043	0.40
Noninterest bearing deposits	1,320,144			1,336,161			690,465
Other liabilities	16,009			13,308			11,778
Total shareholders' equity	208,475			172,192			144,894
Total liabilities and
shareholders' equity	$2,728,936			$2,536,651			$1,912,202
Net interest income		$29,268			$24,703			$17,315
Interest rate spread			4.28%			3.76%			3.59%
Net interest margin (3)			4.45%			3.95%			3.76%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT

(Dollars in thousands; unaudited)

	March 31, 2022			December 31, 2021			March 31, 2021
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (2)	Balance	Dividends	Cost (2)	Balance	Dividends	Cost (2)
Community Bank
Assets
Loans receivable (1)	$1,386,130	$17,640	5.16%	$1,439,272	$21,363	5.89%	$1,573,258	$17,818	4.59%
Liabilities
Interest bearing deposits	935,784	435	0.19	920,125	483	0.21	826,471	638	0.31
Noninterest bearing deposits	718,760			715,267			625,876

CCBX
Assets
Loans receivable (1)(3)	$382,153	$11,992	12.73%	$244,038	$3,771	6.13%	$66,850	$412	2.50%
Liabilities
Interest bearing deposits	196,200	118	0.24	42,003	33	0.31	29,640	22	0.30
Noninterest bearing deposits	601,384			620,894			64,589

(1) Includes nonaccrual loans.
(2) Yields and costs are annualized.
(3) CCBX gross yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancement and servicing CCBX loans.

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Income Statement Data:
Interest and dividend income	$30,142	$25,546	$19,608	$19,571	$18,358
Interest expense	874	843	801	959	1,043
Net interest income	29,268	24,703	18,807	18,612	17,315
Provision for loan losses	12,942	8,942	255	361	357
Net interest income after
provision for loan losses	16,326	15,761	18,552	18,251	16,958
Noninterest income	21,986	14,220	6,132	4,782	2,984
Noninterest expense	30,415	21,050	16,130	13,731	12,352
Provision for income tax	1,667	1,641	1,870	2,289	1,572
Net income	6,230	7,290	6,684	7,013	6,018
	As of and for the Three Month Period

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Balance Sheet Data:
Cash and cash equivalents	$682,109	$813,161	$669,725	$282,889	$204,314
Investment securities	136,177	36,623	34,924	27,442	22,893
Loans receivable	1,964,209	1,742,735	1,705,682	1,658,149	1,766,723
Allowance for loan losses	(38,770)	(28,632)	(20,222)	(19,966)	(19,610)
Total assets	2,833,750	2,635,517	2,451,568	2,007,138	2,029,359
Interest bearing deposits	1,738,426	1,007,879	927,097	913,782	903,025
Noninterest bearing deposits	838,044	1,355,908	1,296,443	887,896	768,690
Core deposits (1)	2,460,954	2,249,573	2,148,445	1,724,134	1,590,850
Total deposits	2,576,470	2,363,787	2,223,540	1,801,678	1,671,715
Total borrowings	27,893	52,873	52,854	38,584	197,099
Total shareholders’ equity	207,920	201,222	161,086	154,100	146,739

Share and Per Share Data (2):
Earnings per share – basic	$0.48	$0.60	$0.56	$0.59	$0.50
Earnings per share – diluted	$0.46	$0.57	$0.54	$0.56	$0.49
Dividends per share	-	-	-	-	-
Book value per share (3)	$16.08	$15.63	$13.41	$12.83	$12.24
Tangible book value per share (4)	$16.08	$15.63	$13.41	$12.83	$12.24
Weighted avg outstanding shares – basic	12,898,746	12,144,452	11,999,899	11,984,927	11,960,772
Weighted avg outstanding shares – diluted	13,475,337	12,701,464	12,456,674	12,459,467	12,393,493
Shares outstanding at end of period	12,928,548	12,875,315	12,012,107	12,007,669	11,988,636
Stock options outstanding at end of period	666,774	694,519	710,182	714,620	728,492

See footnotes on following page

	As of and for the Three Month Period

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Credit Quality Data:
Nonperforming assets (5) to total assets	0.08%	0.07%	0.03%	0.03%	0.03%
Nonperforming assets (5) to loans receivable and OREO	0.12%	0.10%	0.04%	0.04%	0.04%
Nonperforming loans (5) to total loans receivable	0.12%	0.10%	0.04%	0.04%	0.04%
Allowance for loan losses to nonperforming loans	1654.0%	1657.9%	2732.7%	3081.2%	2966.7%
Allowance for loan losses to total loans receivable	1.97%	1.64%	1.19%	1.20%	1.11%
Adjusted allowance for loan losses to loans receivable, excluding PPP loans (6)	2.02%	1.75%	1.40%	1.57%	1.59%
Gross charge-offs	$2,808	$579	$31	$12	$18
Gross recoveries	$4	$47	$32	$7	$9
Net charge-offs to average loans (7)	0.64%	0.13%	0.00%	0.00%	0.00%
Credit enhancement recovery (8)	$2,804	$363	$18	$4	$-

Capital Ratios (9):
Tier 1 leverage capital	7.75%	8.07%	7.48%	8.00%	8.62%
Common equity Tier 1 risk-based capital	9.71%	11.06%	9.94%	10.92%	10.89%
Tier 1 risk-based capital	9.88%	11.26%	10.15%	11.16%	11.15%
Total risk-based capital	12.30%	13.89%	12.95%	13.12%	13.15%

(1) Core deposits are defined as all deposits excluding brokered and all time deposits.
(2) Share and per share amounts are based on total common shares outstanding.
(3) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(4) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’

     equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(5) Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(7) Annualized calculations.

(8) Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by absorbing incurred losses.  In accordance with accounting guidance, we estimate and record a provision for probable losses for these CCBX loans.  When the provision for loan losses and provision for unfunded commitments is recorded, a recovery receivable is also recorded on the balance sheet through noninterest income (BaaS fees -credit enhancement).  This is the amount of CCBX incurred losses that were recorded and are covered by the partner’s credit enhancement.

(9) Capital ratios are for the Company, Coastal Financial Corporation.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the

Company’s operational performance and to enhance investors’ overall understanding of such financial performance.

However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

The following non-GAAP measure is presented to illustrate the impact of BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses on revenue.

Revenue excluding BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses is a non-GAAP measure that excludes the impact of BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses on revenue. The most directly comparable GAAP measure is revenue.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(Dollars in thousands, unaudited)	March 31, 2022	December 31, 2021	March 31, 2021
Revenue excluding BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses:
Total net interest income	$29,268	$24,703	$17,315
Total noninterest income	21,986	14,220	2,984
Total Revenue	$51,254	$38,923	$20,299
Less: BaaS credit enhancements	(13,075)	(9,076)	-
Less: BaaS fraud recovery	(4,571)	(1,209)	-
Less: Reimbursement of expenses	(372)	(295)	(183)
Total revenue excluding BaaS credit enhancements, BaaS fraud recovery and reimbursement of expenses	$33,236	$28,343	$20,116

The following non-GAAP measure is presented to illustrate the impact of BaaS loan expense on net loan income and yield on CCBX loans.

Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the gross yield on CCBX loans. The most directly comparable GAAP measure is (gross) yield on CCBX loans.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(Dollars in thousands, unaudited)	March 31, 2022	December 31, 2021	March 31, 2021
Net BaaS loan income divided by average CCBX loans:
Total average CCBX loans receivable	$382,153	$244,038	$66,850
Interest and earned fee income on CCBX loans	11,992	3,771	412
Less: loan expense on CCBX loans	(8,290)	(2,368)	(90)
Net BaaS loan income	$3,702	$1,403	$322
Net Baas loan income divided by average CCBX loans	3.93%	2.28%	1.95%
CCBX gross loan yield	12.73%	6.13%	2.50%

The following non-GAAP measure is presented to illustrate the impact of loan fees on contractual loan yield.

Yield on loans receivable, excluding earned fees is a non-GAAP measure that excludes the impact of earned loan fees on the contractual interest rate yield. The most directly comparable GAAP measure is yield on loans.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(Dollars in thousands, unaudited)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Yield on loans receivable, excluding earned fees :
Total average loans receivable	$1,768,283	$1,683,310	$1,681,069	$1,750,825	$1,640,108
Interest and earned fee income on loans	29,632	25,134	19,383	19,365	18,230
Less: earned fee income on all loans	(2,729)	(6,572)	(3,533)	(4,274)	(3,974)
Adjusted interest income on loans	$26,903	$18,562	$15,850	$15,091	$14,256
Yield on loans receivable	6.80%	5.92%	4.57%	4.44%	4.51%
Yield on loans receivable, excluding earned fees:	6.17%	4.37%	3.74%	3.46%	3.53%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans (1):	6.41%	4.78%	4.36%	4.42%	4.52%
(1) Non-GAAP measure - see next table of "Non-GAAP Financial Measures" for more information.

The following non-GAAP financial measures are presented to illustrate and identify the impact of PPP loans on loans receivable related measures.  By removing these items and showing what the results would have been without them, we are providing investors with the information to better compare results with periods that did not have these items.  These measures include the following:

Adjusted allowance for loan losses to loans receivable is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is allowance for loan losses to loans receivable.

Yield on loans receivable, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet and income statement. The most directly comparable GAAP measure is yield on loans.

Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans is a non-GAAP measure that excludes the impact of earned fees and PPP loans on the balance sheet and income statement. The most directly comparable GAAP measure is yield on loans.

Adjusted Tier 1 leverage capital ratio, excluding PPP loans is a non-GAAP measure that excludes the impact of PPP loans on balance sheet. The most directly comparable GAAP measure is Tier 1 leverage capital ratio.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended
(Dollars in thousands, unaudited)	March 31, 2022	December 31, 2021	March 31, 2021
Adjusted allowance for loan losses to loans receivable, excluding PPP loans:
Total loans, net of deferred fees	$1,964,209	$1,742,735	$1,766,723
Less: PPP loans	(47,467)	(111,813)	(543,827)
Less: net deferred fees on PPP loans	1,365	3,633	14,279
Adjusted loans, net of deferred fees	$1,918,106	$1,634,555	$1,237,175
Allowance for loan losses	$(38,770)	$(28,632)	$(19,610)
Allowance for loan losses to loans receivable	1.97%	1.64%	1.11%
Adjusted allowance for loan losses to loans receivable, excluding PPP loans	2.02%	1.75%	1.59%
Yield on loans receivable, excluding PPP loans:
Total average loans receivable	$1,768,283	$1,683,310	$1,640,108
Less: average PPP loans	(79,828)	(186,267)	(475,941)
Plus: average deferred fees on PPP loans	2,453	6,370	10,788
Adjusted total average loans receivable	$1,690,908	$1,503,413	$1,174,955
Interest income on loans	$29,632	$25,134	$18,230
Less: interest and deferred fee income recognized on PPP loans	(2,460)	(6,245)	(4,378)
Adjusted interest income on loans	$27,172	$18,889	$13,852
Yield on loans receivable	6.80%	5.92%	4.51%
Yield on loans receivable, excluding PPP loans:	6.52%	4.98%	4.78%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans:
Total average loans receivable	$1,768,283	$1,683,310	$1,640,108
Less: average PPP loans	(79,828)	(186,267)	(475,941)
Plus: average deferred fees on PPP loans	$2,453	$6,370	$10,788
Adjusted total average loans receivable	$1,690,908	$1,503,413	$1,174,955
Interest and earned fee income on loans	$29,632	$25,134	$18,230
Less: earned fee income on all loans	$(2,729)	$(6,572)	$(3,974)
Less: interest income on PPP loans	(192)	(461)	(1,169)
Adjusted interest income on loans	$26,711	$18,101	$13,087
Yield on loans receivable	6.80%	5.92%	4.51%
Yield on loans receivable, excluding earned fees on all loans (1):	6.17%	4.37%	3.53%
Yield on loans receivable, excluding earned fees on all loans and interest on PPP loans:	6.41%	4.78%	4.52%
(1) Non-GAAP measure - see previous table of "Non-GAAP Financial Measures" for more information.

(Dollars in thousands, unaudited)	As of March 31, 2022	As of December 31, 2021	As of March 31, 2021
Adjusted Tier 1 leverage capital ratio, excluding PPP loans:
Company:
Tier 1 capital	$211,580	$204,585	$150,055
Average assets for the leverage capital ratio	$2,728,833	$2,536,512	$1,741,666
Less: Average PPP loans	(79,828)	(186,267)	(475,941)
Plus: Average PPPLF borrowings	-	-	170,376
Adjusted average assets for the leverage capital ratio	$2,649,005	$2,350,245	$1,436,101
Tier 1 leverage capital ratio	7.75%	8.07%	8.62%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	7.99%	8.70%	10.45%
Bank:
Tier 1 capital	$220,829	$201,783	$153,844
Average assets for the leverage capital ratio	$2,725,606	$2,533,749	$1,740,660
Less: Average PPP loans	(79,828)	(186,267)	(475,941)
Plus: Average PPPLF borrowings	-	-	170,376
Adjusted average assets for the leverage capital ratio	$2,645,778	$2,347,482	$1,435,095
Tier 1 leverage capital ratio	8.10%	7.96%	8.84%
Adjusted Tier 1 leverage capital ratio, excluding PPP loans	8.35%	8.60%	10.72%

APPENDIX A -

As of March 31, 2022

Industry Concentration

We have a diversified loan portfolio, representing a wide variety of industries. Three of our largest categories of loans are commercial real estate, commercial and industrial, and construction, land and land development loans.  Together they represent $1.44 billion in outstanding loan balances, or 75.1% of total gross loans outstanding, excluding PPP loans of $47.5 million.  When combined with $1.54 billion in unused commitments the total of these three categories is $2.22 billion, or 64.2% of total outstanding loans and loan commitments, excluding PPP loans.

Commercial real estate loans represent the largest segment of our loans, comprising 46.2% of our total balance of outstanding loans, excluding PPP loans, as of March 31, 2022.  Unused commitments to extend credit represents an additional $28.9 million, and the combined total exposure in commercial real estate loans represents $918.4 million, or 26.6% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table summarizes our exposure by industry for our commercial real estate portfolio as of March 31, 2022:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$166,442	$3,372	$169,814	4.9%	$2,280	73
Hotel/Motel	137,907	228	138,135	4.0	5,108	27
Office	93,849	4,401	98,250	2.8	929	101
Warehouse	71,630	102	71,732	2.1	1,462	49
Convenience Store	72,309	7,125	79,434	2.3	1,808	40
Mixed use	74,357	4,411	78,768	2.3	855	87
Retail	78,587	2,435	81,022	2.3	914	86
Manufacturing	38,719	2,007	40,726	1.2	1,106	35
Mini Storage	32,617	400	33,017	1.0	2,330	14
Groups < 1.4% of total	123,066	4,392	127,458	3.7	1,483	83
Total	$889,483	$28,873	$918,356	26.6%	$1,495	595

Commercial and industrial loans comprise 18.0% of our total balance of outstanding loans, excluding PPP loans, as of March 31, 2022.  Unused commitments to extend credit represents an additional $630.1 million, and the combined total exposure in commercial and industrial loans represents $976.9 million, or 28.2% of our total outstanding loans and loan commitments, excluding PPP loans.  Included in commercial and industrial loans is $218.7 million in outstanding capital call lines, with an additional $553.5 million in available loan commitments, which is provided to venture capital firms through one of our CCBX BaaS clients.  These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every line.

The following table summarizes our exposure by industry, excluding PPP loans, for our commercial and industrial loan portfolio as of March 31, 2022:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$218,675	$553,534	$772,209	22.3%	$1,508	145
Construction/Contractor Services	19,401	29,847	49,248	1.4	115	168
Financial Institutions	35,150	-	35,150	1.0	3,906	9
Manufacturing	13,129	5,436	18,565	0.5	208	63
Medical / Dental / Other Care	12,928	5,436	18,364	0.5	249	52
Family and Social Services	7,057	2,987	10,044	0.3	504	14
Groups < 0.40% of total	40,516	32,808	73,324	2.2	151	268
Total	$346,856	$630,048	$976,904	28.2%	$482	719

Construction, land and land development loans comprise 10.8% of our total balance of outstanding loans, excluding PPP loans, as of March 31, 2022.  Unused commitments to extend credit represents an additional $116.8 million, and the combined total exposure in construction, land and land development loans represents $324.9 million, or 9.4% of our total outstanding loans and loan commitments, excluding PPP loans.

The following table details our exposure for our construction, land and land development portfolio as of March 31, 2022:

(Dollars in thousands, unaudited)	Outstanding Balance	Available Loan Commitments	Total Exposure	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$105,023	$80,282	$185,305	5.4%	$4,039	26
Residential construction	30,229	20,530	50,759	1.5	720	42
Undeveloped land loans	38,233	3,440	41,673	1.2	2,941	13
Developed land loans	18,723	7,140	25,863	0.7	535	35
Land development	15,900	5,382	21,282	0.6	757	21
Total	$208,108	$116,774	$324,882	9.4%	$1,519	137

APPENDIX B -

As of March 31, 2022

CCBX – BaaS Reporting Information

During the quarter ended March 31, 2022, $13.1 million was recorded in BaaS fees - credit enhancements related to the provision for loan losses and reserve for unfunded commitments for CCBX partner loans.  Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by absorbing incurred losses.  In accordance with accounting guidance, we estimate and record a provision for probable losses for these CCBX loans.  When the provision for loan losses and provision for unfunded commitments is recorded, a recovery receivable is also recorded on the balance sheet through noninterest income (BaaS fees -credit enhancement) in recognition of the CCBX partner legal commitment to cover losses.  Incurred losses are recorded in the allowance for loan losses, and as the credit enhancement recoveries are received from the CCBX partner, the recovery receivable is relieved.  Agreements with our CCBX partners also provide protection to the Bank from fraud by absorbing incurred fraud losses.  Fraud losses are recorded when incurred as losses in noninterest expense, and the recovery received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement.  Many CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval.  Although many agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by absorbing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations beyond their cash reserve account then the bank would be exposed to additional loan losses, as a result of this counterparty risk.

For CCBX partner loans the Bank records contractual interest earned from the borrower on loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner.  BaaS loan expense represents the amount paid or payable to partners for credit enhancement and servicing CCBX loans.  To determine net revenue (Net BaaS loan  income) earned from CCBX loan relationships, one takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans.

The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2021	2021	2021
BaaS loan interest income	$11,992	$3,771	$412
Less: BaaS loan expense	8,290	2,368	90
Net BaaS loan income	3,702	1,403	322
Net BaaS loan income divided by average BaaS loans	3.93%	2.28%	1.95%

The addition of new CCBX partners has resulted in increases in direct fees, expenses and interest for the quarter ended March 31, 2022 compared to the quarters ended December 31, 2021 and March 31, 2021.  The following tables are a summary of the direct fees, expenses and interest components of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021
Loan interest income	$11,992	$3,771	$412
Total BaaS interest income	$11,992	$3,771	$412
Interest expense	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021
BaaS interest expense	$118	$34	$22
Total BaaS interest expense	$118	$34	$22

Noninterest income	Three Months Ended
	March 31,	December 31,		March 31,
(Dollars in thousands)	2022	2021		2021
Program income:
Servicing and other BaaS fees	$1,169	$1,421	(1)	$584
Transaction fees	493	280		146
Interchange fees	432	368		35
Total program income	2,094	2,069		765
Reimbursements and guarantees:
Credit enhancement recovery	13,075	9,076		-
Fraud recovery	4,571	1,209		-
Reimbursement of expenses	372	295		183
Total reimbursements and guarantees	18,018	10,580		183
Total BaaS fees	$20,112	$12,649		$948
(1) Includes one-time, nonrecurring lump-sum fees of $197,000 from two partners.

Noninterest expense	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2022	2021	2021
BaaS loan expense	$8,290	$2,368	$90
BaaS fraud expense	4,571	1,209	-
Total BaaS expense	$12,861	$3,577	$90